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                                                                  [EXHIBIT 23.1]

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT




The Board of Directors
Fresenius USA, Inc.

The audits referred to in our report dated February 2, 1996, included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the joint proxy statement-prospectus. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the headings "Summary Selected Historical Financial Information of Fresenius USA", "Selected Financial Data of Fresenius USA" and "Experts" in the joint proxy statement-prospectus.


                                                      KPMG Peat Marwick LLP


San Francisco, California
July 29, 1996






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